PEOPLES BANCORP INC.- P.O. BOX 738 - MARIETTA, OH 45750
                                         www.peoplesbancorp.com - (800) 374-6123


                                  NEWS RELEASE



FOR IMMEDIATE RELEASE      Contact:David Baker
---------------------              President, Investment and Insurance Services
November 15, 2001                  (740) 373-3155




                 PEOPLES BANK FORMS PEOPLES INVESTMENT SERVICES
               ----------------------------------------------------

         Marietta, Ohio - Peoples Bank announces the recent formation of Peoples Investment Services, resulting from the combination of the company's Investment and Trust Division and Peoples Investments function, which offers securities exclusively through Raymond James Financial Services (RJFS, member NASD/SIPC).
         "This combination produces a team that maximizes our resources to best serve our clients' investment and financial planning needs," said David Baker, President of Peoples' Investment and Insurance Services. Peoples has offered trust and other fiduciary services since its inception in 1902, and has more recently made available a full range of investment and brokerage accounts through its relationship with Raymond James, an independent broker/dealer.
         "This allows us to better match our products and services with each client's individual situation," explains Steve Highland, a Raymond James Financial Advisor. "Our investment specialists are committed to creating relationships with clients that create long-term value, and the more times we can help our clients with their financial questions, the better relationships we can create for them."
         Peoples Investment Services makes available a wide variety of financial services, including investment strategy development, portfolio management, retirement planning, estate planning, trust planning and management, pensions, 401(k) plans, basic brokerage accounts, annuities, bonds, stocks, and mutual funds. In total, Peoples Investment Services has 20 associates dedicated to serving and supporting client investment needs, and is looking to expand its presence in the future.
         "Despite the recent market turbulence and uncertainty due to world affairs, the demand for quality investment advice and products to fill those needs still represent one of the fastest growing segments of the financial services industry," said Rose Nardi, Vice President and Senior Investment Officer. "We are uniquely positioned to fill those needs with our relationship based service approach. We have implemented processes that ensure investment coverage in all 40 of our sales offices, and our primary goals include responsiveness to client requests and referrals from our 400 banking associates. Our focus on the client continues as we build on our traditional banking and investment foundation to provide a high level of financial planning and investment opportunities through one team of experienced professionals."
         Peoples Investment Services is an operating unit of Peoples Bank, a diversified financial services company that offers complete banking, investment, insurance, and trust products and services through 40 convenient financial service locations and 25 ATM's in the states of Ohio, West Virginia, and Kentucky. Peoples Bank is an affiliate of Peoples Bancorp Inc. (Nasdaq: PEBO), with more than $1.2 billion in assets. Learn more about Peoples or enroll in Peoples OnLine Connection internet banking service at www.peoplesbancorp.com.

                                 END OF RELEASE